     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 1999

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------

                        SATILLA FINANCIAL SERVICES, INC.
                 (Name of Small Business Issuer in Its Charter)

            GEORGIA                          6712                58-2434925
(State or other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)

                                                       RODNEY E. BENNETT
          180 MARINERS DRIVE                           180 MARINERS DRIVE
      KINGSLAND, GEORGIA 31548                      KINGSLAND, GEORGIA 31548
      TELEPHONE: (912) 882-4775                     TELEPHONE: (912) 882-4775
      FACSIMILE: (912) 882-1780                     FACSIMILE: (912) 882-1780

  (Address, including zip code, and           (Name, address, including zip code
telephone number, including area code,               and telephone number,
   of the registrant's principal                      including area code,
        executive offices)                           of agent for service)

                                   Copies to:

                             RALPH F. MACDONALD, III
                                 MARK C. KANALY
                                ALSTON & BIRD LLP
                               ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                           ATLANTA, GEORGIA 30309-3424
                            TELEPHONE: (404) 881-7000
                            FACSIMILE: (404) 881-4777

                       -----------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effectiveness of this registration statement.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       -----------------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                      AMOUNT TO BE     OFFERING PRICE       AGGREGATE           AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTERED (1)    PER SHARE (1)      OFFERING PRICE    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value per share..........     550,000 Shares        $10.00           $5,500,000           $1,529
Organizers' Warrants to purchase an aggregate of
   100,000 Shares of Common Stock...............    100,000 Warrants         $0                     $0               $0
Common Stock, $.01 par value per share, issuable
   upon exercise of the Organizers' Warrants....     100,000 Shares        $10.00           $1,000,000             $278
Total Registration Fee..........................                                                                 $1,807
============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(e).

                       -----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS            SUBJECT TO COMPLETION, DATED APRIL 6, 1999

     [LOGO]
                        SATILLA FINANCIAL SERVICES, INC.
                         A PROPOSED HOLDING COMPANY FOR

                             SATILLA COMMUNITY BANK
                                (IN ORGANIZATION)


                                  COMMON STOCK

                       MINIMUM OFFERING -- 450,000 SHARES
                       MAXIMUM OFFERING -- 550,000 SHARES

                               ORGANIZER WARRANTS

                TO PURCHASE UP TO 100,000 SHARES OF COMMON STOCK

                          ----------------------------

   We are offering for sale to the general public a minimum of 450,000 shares and a maximum of 550,000 shares of our common stock at a price of $10.00 per share. You must purchase at least 200 shares to participate in this offering. If we do not receive subscriptions for at least 450,000 shares, or if we or Satilla Community Bank do not obtain the regulatory approvals required for our formation, we will terminate this offering and return all subscription funds plus interest, if any, to subscribers.

     We are also offering, to our organizers only, organizer warrants to purchase an aggregate of 100,000 shares of our common stock. We are offering the organizer warrants to our organizers on a pro rata basis, based upon the number of shares of our common stock that they purchase in this offering.

     This is the initial public offering of our common stock, and there is currently no public market for our common stock. The market price of our common stock after this offering may be higher or lower than the public offering price. No underwriters are involved in this offering, and we presently do not intend to apply for listing of our common stock on any national securities exchange or on the Nasdaq Stock Market.

     INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                                             ESTIMATED        PROCEEDS TO
                                       PRICE TO PUBLIC       EXPENSES*          SATILLA
                                       ---------------       ---------          -------
Per Share                              $    10.00            $    .22          $     9.78

Minimum Offering (450,000 shares)      $4,500,000            $100,000          $4,400,000

Maximum Offering (550,000 shares)      $5,500,000            $100,000          $5,400,000

-------------
* Includes legal, accounting, printing and postage costs related to this offering. Per share data assumes completion of the minimum offering.

--------------------------------------------------------------------------------
         OUR COMMON STOCK IS NOT A DEPOSIT AND IS NOT INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY. NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FDIC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR COMMON STOCK OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
                                 April ___, 1999

                       [PICTURES AND NAMES OF ORGANIZERS]

              IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date later than April ___, 1999.

     This prospectus contains forward-looking statements which involve risks and uncertainties. You can identify these forward-looking statements through our use of words such as "may," "intend," "will," "expect," "anticipate," "believe," "estimate," "continue," or other similar words. Our actual results may differ significantly from the results we discuss in these forward-looking statements, especially since we are a new company with no operations. Factors that might cause such a difference include, but are not limited to: our growth and our ability to maintain growth; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities; the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet; the failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral underlying delinquent loans; and those factors discussed in "Risk Factors" beginning on page 6 of this prospectus.

                               PROSPECTUS SUMMARY

     The following is a summary of the contents of this prospectus. It does not contain all the information that may be important to you. You should read the entire prospectus carefully before making any decision to invest in our common stock.

SATILLA FINANCIAL SERVICES

     We are a Georgia corporation that will become a bank holding company for Satilla Community Bank, which is currently being organized as a Georgia-chartered commercial bank. We are not yet an operating company and we have engaged only in organizational activities to date.

     We expect to conduct all our banking activities through Satilla Community Bank. Our principal business will be to accept a variety of deposits from the general public, and we will use these funds to make business, consumer, mortgage, and other loans and extensions of credit.

OUR MARKET AREA AND STRATEGY

     Our primary market area will be Brantley County and Camden County, Georgia. We will also serve certain nearby areas of Charlton, Glynn, Pierce, and Ware Counties in Georgia and Nassau County in Florida. These markets are primarily served by branches of large regional and national financial institutions headquartered outside of the area. As a result, we believe these markets need a locally-owned and operated financial institution managed by people in and from the communities served.

     We believe that we will be able to offer personalized and flexible banking services to the communities in our market area and that we will be able to react quickly to changes in those communities. We also intend to offer products tailored to the specific needs of our communities.

OUR CURRENT STATUS AND BUSINESS PLAN

     We have filed, on behalf of Satilla Community Bank, an application with the Georgia Department of Banking and Finance for a state bank charter and an application with the FDIC for federal deposit insurance. Our applications are pending and have not yet been approved. We will also file applications with the Federal Reserve and the Georgia Department of Banking and Finance to become a bank holding company.

     Once we obtain the necessary regulatory approvals, we will begin banking operations with full-service offices located in St. Marys, Camden County, Georgia and Nahunta, Brantley County, Georgia.

OUR ORGANIZERS AND MANAGEMENT

         Our organizers are David L. Knox, Sr., Rodney E. Bennett, , M. Anthony Ham, Curtis J. Tumlin, II, Robert T. Baird, Walter A. Bennett, Richard L. Brandon, Cecily A. Hill, Wayne E. Knox, Sheila A. Meadows, Bill F. Raulerson, and Steve E. Rawl. Our organizers will comprise our initial Board of Directors and several of them will also serve as our officers. Collectively, our organizers have more than 115 years of banking experience. Our organizers represent local business persons and banking professionals, each having strong ties and familiarity with our community.

     We have identified qualified candidates to perform other management positions. We will pool the talents and varied backgrounds of our organizers with those of other select qualified persons in the banking industry to form an effective management team.

     In exchange for their contribution to our initial capital, we issued shares of our common stock to each of the organizers as of December 30, 1998, at the same price per share as the initial offering price. We issued 150 shares of our common stock to each of David L. Knox and Rodney E. Bennett and 100 shares to each of our other ten organizers, or a total of 1,300 shares to all of our organizers.

OUR PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices will be located at 6308 Highway 40 East, St. Marys, GA 31558, telephone number (912) 882-4775. Our temporary offices are across Highway 40 at 180 Mariners Drive, Kingsland, Georgia 35418, at the same telephone number.

THIS OFFERING

     This is the initial public offering of our common stock. We are offering a minimum of 450,000 shares and a maximum of 550,000 shares of our common stock to the general public at a price of $10.00 per share. You must purchase at least 200 shares to participate in this offering. Unless we extend this offering, we will terminate it on May __, 1999. We will use the proceeds of this offering to capitalize Satilla Community Bank in satisfaction of regulatory requirements.

     Our organizers currently intend to subscribe for approximately 110,000 shares of our common stock in this offering. We are offering, to our organizers only, organizer warrants to purchase an aggregate of 100,000 shares. We are offering the organizers warrants to our organizers on a pro rata basis, based upon the number of shares of our common stock that they purchase in this offering.

     Our organizers may, but are not obligated to, purchase additional shares if such purchases are necessary to complete the minimum offering, but we will not issue organizer warrants to purchase an aggregate of more than 100,000 shares of our common stock.

HOW TO PURCHASE SHARES

     You may purchase shares of our common stock by completing the subscription agreement that accompanies this prospectus and then returning it, together with full payment for the shares you have agreed to purchase, to our escrow agent, The Bankers Bank, Atlanta, Georgia at the address provided in "This Offering."

CONDITIONS OF THIS OFFERING

     If we do not receive subscriptions and payment in full for at least 450,000 shares, or if we or Satilla Community Bank do not receive all the regulatory approvals required for our formation, we will terminate this offering and The Bankers Bank will return your subscription payment to you, together with interest, if any.

                                  RISK FACTORS

     Your investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the following factors and the other information we have included in this prospectus before deciding to purchase our common stock.

YOU MAY LOSE YOUR TOTAL INVESTMENT

     Due to the significant risks associated with an investment in the common stock of a newly-formed company and bank, you should make sure, before investing, that you are financially able to sustain a total loss of any funds used to purchase our common stock. Our common stock is not a deposit, and will not be insured by the FDIC or any other government agency.

WE HAVE NO OPERATING HISTORY

     We do not have an operating history. As a result, we are unable to provide you with access to all of the information available to the investors of well-established companies with operating histories.

WE MAY NOT BE PROFITABLE

     As a result of the substantial start-up costs associated with forming a new bank, we may not be profitable for several years after commencing business, if ever. See "Plan of Operation."

WE MAY BE UNABLE TO COMPLETE THIS OFFERING

     If we are unable to sell the minimum number of shares we are offering, or if we cannot obtain all necessary regulatory approvals, we will terminate this offering and return all subscription proceeds. In such case, we will not be able to begin operations.

WE MAY BE UNABLE TO OBTAIN NECESSARY REGULATORY APPROVAL

     We will not begin operations unless the Federal Reserve and the Georgia Department of Banking and Finance approve our bank holding company applications, the Georgia Department of Banking and Finance issues to us a state bank charter, and the FDIC approves insurance for our bank's deposits. If we do not obtain these approvals, we will not be able to begin operations.

WE MAY BE UNABLE TO MEET OUR CAPITAL NEEDS

     We make no assurance that the proceeds from this offering will be sufficient to support our initial operations, or that additional financing will not be required in the future to meet our capital needs. Our organizers have no commitments to provide additional funds for our operations if the proceeds of this offering are insufficient.

WE ARE HIGHLY DEPENDENT UPON OUR ORGANIZERS AND PERSONNEL

     We are highly dependent upon the personal efforts and abilities of our organizers and our proposed initial Board of Directors and management team. If any of our proposed directors or management personnel choose to leave, their departure could delay the beginning of our operations and could adversely affect our operations and the value of our common stock. Our ability to attract, hire, and retain other qualified personnel for key management positions will affect our profitability and success.

WE WILL BE SUSCEPTIBLE TO INTEREST RATE CHANGES

     Our profitability will depend substantially upon our net interest income. Net interest income is the difference between the interest earned on assets, such as loans and investment securities, and the interest paid for liabilities, such as savings and time deposits. Market interest rates for loans, investments, and deposits are highly sensitive to many factors beyond our control. These factors include competition, general economic conditions and the policies of various government and regulatory authorities.

     Changes in interest rates may cause significant changes (up or down) in our net interest income. At any given time, our assets and liabilities will be affected differently by a change in interest rates. Depending on our portfolio of loans and investments, our profitability may be adversely affected by changes in interest rates.

WE WILL HAVE LENDING RISKS

     If our customers do not repay their loans in a timely manner, our earnings and overall financial condition, as well as the value of our common stock, may be adversely affected. We anticipate lending primarily to individuals and small- to medium-sized businesses, which may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses with longer operating histories.

    We intend to manage our credit exposure through careful monitoring of loan applicants and loan concentrations in particular industries, and through loan approval and review procedures. However, we will not be able to fully evaluate the quality of our loan portfolio for several years because our loan portfolio will be comprised entirely of new loans. Our ability to diversify our economic risks will be limited by our own local markets and economies.

WE WILL FACE STRONG COMPETITION FROM LARGER, MORE ESTABLISHED COMPETITORS

     The banking business is highly competitive and we will experience strong competition from many other financial institutions. We will compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our primary market area and elsewhere.

     We will compete with these institutions both in attracting deposits and in making loans. In addition, we will have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established and much larger financial institutions. While our organizers believe we can successfully compete with these other financial institutions in our markets, we may face a competitive disadvantage as a result of our smaller size, limited resources and lack of geographic diversification.

     Although we plan to compete by concentrating our marketing efforts in the primary market area with local advertisements, personal contacts and greater flexibility in working with local customers, we can give no assurance that this strategy will be successful.

OUR PROPOSED MARKET AREA MAY NOT GROW

     Our success will depend upon the growth in population, deposits and housing starts in our primary market area, as well as the prevailing economy, interest rates, deposit account growth and operating expense trends. If the communities in our market area do not grow, or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions if they do occur.

WE WILL BE SUBJECT TO GOVERNMENT REGULATION, WHICH COULD CHANGE

     We will operate in a highly regulated industry and will be subject to examination, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these agencies will be costly and may limit our growth and restrict certain of our activities, including, payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We will also be subject to capitalization guidelines set forth in federal and state legislation.

     The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the impact of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

OUR COMMON STOCK HAS NO TRADING MARKET

     Our common stock has no trading market, and we do not expect a trading market to develop. You should be prepared to hold our common stock indefinitely. You may be unable to sell your shares promptly or at a price equal to or above the offering price. For these reasons, our common stock may not be appropriate as a short-term investment.

WE ARBITRARILY DETERMINED THE OFFERING PRICE

     Our organizers arbitrarily determined the offering price for our common stock solely with a view to obtaining a broad distribution of the common stock in our communities. The offering price may not reflect the actual market value of our common stock. Following this offering, you may be unable to sell your shares of our common stock at or above the offering price.

WE WILL NOT PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     We do not intend to pay dividends in the foreseeable future. We intend to retain all future earnings, if any, to preserve our capital and to facilitate our growth and expansion. Our payment of dividends will also be limited by legal and regulatory restrictions. Our payment of cash dividends in the future will depend on our earnings, capital requirements, financial condition, and other factors considered relevant by our Board of Directors.

WE MAY DILUTE YOUR COMMON STOCK

     Our common stock is not subject to any preemptive rights. Therefore, your percentage ownership of our company will be diluted if we sell additional shares of our common stock, if our organizers exercise their organizer warrants, and as we grant stock awards, options or other awards to hire or retain employees.

WE MAY EXPERIENCE PROBLEMS AS A RESULT OF THE YEAR 2000 DATE CHANGE

     We are aware of the computer hardware and software issues associated with the Year 2000. Many computer programs that can only distinguish the final two digits of the year entered are expected to improperly read entries for the Year "2000" as the Year "1900."

     Because we have not yet begun operations, we do not yet have any existing computer hardware or software to evaluate and correct. We intend to carefully evaluate all hardware and software for Year 2000 compliance before purchasing, licensing, or leasing it from any third party. We are currently in the process of reviewing computer hardware and software vendors, and Year 2000 capability is a high priority in this review process. We intend to seek assurances of Year 2000 compliance from all our vendors and business customers.

                           SATILLA FINANCIAL SERVICES

GENERAL

     Satilla Financial Services, Inc. ("Satilla") was incorporated as a Georgia corporation on December 18, 1998 for the purpose of becoming a bank holding company by acquiring all of the capital stock of Satilla Community Bank (the "Bank") upon its formation. The Bank is being organized as a Georgia commercial bank with deposits insured by the Federal Deposit Insurance Corporation (the "FDIC").

THE ORGANIZERS

         The organizers of Satilla and the Bank (collectively, the "Organizers") are David L. Knox, Sr., Rodney E. Bennett, M. Anthony Ham, Curtis J. Tumlin, II, Robert T. Baird, Walter A. Bennett, Richard L. Brandon, Cecily A. Hill, Wayne E. Knox, Sheila A. Meadows, Bill F. Raulerson, and Steve E. Rawl. All of the Organizers will serve on the initial Board of Directors of both Satilla and the Bank. David L. Knox, Sr., Chairman of Satilla and the Bank, and Rodney E. Bennett, President and Chief Executive Officer of Satilla and the Bank, collectively have over 65 years of banking experience, including former lending responsibilities with several commercial banks.

REGULATORY STATUS

     The Organizers filed an application for a bank charter with the Georgia Department of Banking and Finance (the "Georgia Department") and an application for insurance of the deposits of the Bank with the FDIC on December 30, 1998. The Georgia Department and FDIC applications were deemed accepted as informationally complete on December 30, 1998. Upon preliminary charter approval by the Georgia Department, Satilla will file applications with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Georgia Department seeking approval to become a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the Financial Institutions Code of Georgia, as amended (the "Georgia Code").

     The Organizers have chosen a holding company structure to afford Satilla greater organizational, financial and transactional flexibility than would otherwise be available. The holding company structure will assist the Bank in maintaining its required capital ratios because, subject to compliance with Federal Reserve debt guidelines, Satilla may borrow money and contribute the proceeds to the Bank as primary capital. Moreover, a holding company may engage in certain non-banking activities that the Federal Reserve has deemed to be closely related to banking. Although Satilla has no present intention of engaging in any of these activities, Satilla has the flexibility to commence these activities upon filing a notice or application with the Federal Reserve. See "Supervision and Regulation."

OFFICE FACILITIES

     The principal executive offices of Satilla and the Bank will be located at 6308 Highway 40 East, St. Marys, GA 31558, telephone number (912) 882-4775. Satilla's temporary offices are across Highway 40 at 180 Mariners Drive, Kingsland, Georgia 35418, at the same telephone number.

     The Bank initially will have one office located in Camden County and another located in Brantley County. The Camden County office will be located at the address of the Bank's principal executive offices, on approximately 1.25 acres, and the Brantley County office will be located at 113 East Cleveland Street, Nahunta, Georgia 31553, on approximately 1.25 acres.

     Satilla will construct the facilities for both Bank offices, each consisting of two-story brick buildings with 6,000 square feet of office space. Satilla expects to complete construction 180 to 270 days after this

Offering, and neither Satilla nor the Bank will use any temporary facilities. The estimated total cost for both offices, including land, construction and furniture and equipment, will be approximately $2.2 million. The Organizers believe these facilities will adequately serve the Bank's needs for its first several years of operation.

EMPLOYEES

         Satilla does not intend to have any employees other than its officers:
David L. Knox, Sr., Chairman, Rodney E. Bennett, President, M. Anthony Ham, Vice President, and Curtis J. Tumlin, II, Secretary and Treasurer (the "Satilla Officers"). The Organizers expect that the Bank will have approximately 28 full-time employees, including the Satilla Officers in their capacities as officers of the Bank.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, there were no material legal proceedings to which Satilla or the Bank or any of their properties were subject.


                                 PROPOSED MARKET

MARKET AREA

     The Bank will operate primarily in the Camden/Brantley County area as well as other surrounding areas, including certain areas of Charlton, Glynn, Pierce, and Ware Counties in Georgia and Nassau County in Florida. According to the U.S. Census Bureau, the estimated population of Camden County increased from 31,107 in 1990 to 45,153 in 1997, representing growth of 49.7%. Similarly, the estimated population of Brantley County increased from 11,077 in 1990 to 13,380 in 1997, representing growth of 20.8%. During the same period, the State of Georgia's average population grew 15.6%. In 1993, the average income per household in Camden County and Brantley County was $33,365 and $25,010, respectively, while the average income per household for the State of Georgia was $31,149.

     Camden County's principal economic components are retail trade, tourism, timber, manufacturing industries and a military base. Its largest employers include the Kings Bay Naval Submarine Base, Gilman Paper Company, Camden County Schools and Lockheed Missiles/Space Company. Camden County benefits from its proximity to Jacksonville, Florida, which is only thirty miles away. One such benefit has been the recent influx of residents who work in Jacksonville but choose to commute from Camden County to avoid the congestion of the Jacksonville metro area.

     Brantley County's principal economic components are the timber and manufacturing industries. Its largest employers include Okefenokee Rural Electrical, Douglas Asphalt, Varn Wood Products and Georgia Pacific. Many residents of Nahunta, Georgia commute to work in Camden and Glynn Counties, as well as the Waycross, Georgia area.

     Gilman Paper Company, which recently completed sales of certain of its significant assets, may be in the process of downsizing. Any downsizing by Gilman Paper Company, or by any of the principal employers in Camden County, Brantley County or the surrounding areas could negatively affect the local economy and Satilla's market area.

MARKETING FOCUS

     Currently, most banking facilities in the Camden/Brantley County area are local branches of large regional and national banks with headquarters outside of the Camden/Brantley County area. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas outside the Camden/Brantley County area, the Organizers believe that these institutions are not focused on the consumer, professional and small- to medium-sized business needs. As a result, the Bank generally will not attempt to compete for the banking relationships of large corporations, but will concentrate its efforts on small- to medium-sized businesses and on individuals, especially professionals.

     The Bank plans to advertise through various media to emphasize Satilla's local ownership, community focus and ability to provide more personalized, flexible service than its competition. The Organizers, as long-time residents and business people in the Camden/Brantley area, intend to also use their own personal contacts and connections in the market area, along with those of the other shareholders, to promote the Bank and to attract customers and business.

COMPETITION

     As of December 31, 1998, there was one commercial bank with two offices operating in Brantley County and there were five commercial banks with 10 branches operating in Camden County. These competitors are well-established in the Camden/Brantley County area, and Satilla must compete with them for customers. Many of these competitors have substantially greater resources and lending limits, larger branch networks and are able to offer a broader range of products and services that Satilla and the Bank.

     Recent federal legislation permits commercial banks to establish operations nationwide, which may increase competition from out-of-state financial institutions. Recent Georgia legislation facilitates the establishment of branch banks across county lines in Georgia, which may increase competition from other banks already operating in Georgia. In addition, on-line computer banking via the Internet and telephone may also become an increasing source of competition for community financial institutions such as the Bank. As a result of all these competitive factors, the Bank may initially have to pay higher rates of interest to attract deposits and charge lower rates of interest on loans to attract lending business.


                                PROPOSED BUSINESS

GENERAL

     Satilla initially will engage in no business other than owning and managing the Bank. The Bank will engage in a general commercial and retail banking business, emphasizing the needs of small- to medium-sized businesses, professional concerns and individuals. The Bank will accept deposits and originate residential mortgage loans, home equity loans, consumer installment, commercial real estate and commercial loans. The Bank intends to supplement its portfolio of loans with investment securities deemed prudent by its Board of Directors. Upon regulatory approval, the Bank will seek to attract deposits by offering a money market deposit account, a checking account, a savings account, a NOW account and various certificates of deposit products.

DEPOSITS

     The Bank intends to offer deposit services that are typically available in most banks and savings and loan associations, including several types of checking accounts, NOW accounts, savings accounts and time deposits of various types, ranging from money market deposit accounts to certificates of deposit. Interest rates and terms will be tailored to the Bank's principal market area at rates competitive with the local market. In addition, the Bank intends to offer certain retirement account services, such as Individual Retirement Accounts ("IRAs"). All deposit accounts will be insured by the FDIC up to the maximum amount allowed by law. The Bank intends to solicit these accounts from individuals, businesses, associations, organizations and governmental authorities.

LENDING ACTIVITIES

     The Bank intends to emphasize a range of lending services, including real estate, commercial and consumer loans. Consumer loans will include both installment and term loans, and will include loans for automobiles, household goods, education, boats and general personal expense.

     To address the risks inherent in making loans, management will maintain an allowance for loan losses based on, among other things, an evaluation of the Bank's loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic changes and the values of certain loan collateral. Based upon such factors, management will make various assumptions and judgments about the ultimate collectibility of the loan portfolio and provide an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans. However, because there are certain risks that cannot be precisely quantified, management's judgment of the allowance is necessarily approximate and imprecise. The adequacy and methodology of the allowance for loan losses will be subject to regulatory examination and compared to a peer group of financial institutions identified by the regulatory agencies.

     Real Estate Loans. The Organizers expect that one of the primary components of the Bank's loan portfolio will be loans secured by first or second mortgages on residential and commercial real estate. These loans will generally consist of commercial real estate loans, construction and development loans and residential real estate loans (including home equity and second mortgage loans). Interest rates may be fixed or adjustable and the Bank will generally charge an origination fee. The Bank will seek to manage credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. The Organizers presently anticipate that the loan-to-value ratio for (i) first and second mortgage loans and (ii) construction loans generally will not exceed 80% and 75%, respectively. In addition, the Bank may require personal guarantees of the principal owners of the property.

     The Bank may also originate mortgage loans for sale into the secondary market, earning a fee, but avoiding the interest rate risk of holding long-term, fixed-rate loans.

     Commercial Loans. The Bank will make loans for commercial purposes in various lines of business. The commercial loans will include both secured and unsecured loans for working capital (including inventory and receivables), loans for business expansion (including acquisition of real estate and improvements), Small Business Administration ("SBA") loans for new businesses (as well as other governmentally guaranteed business loans) and loans for purchases of equipment and machinery. The Organizers anticipate that equipment loans will typically be made for a term of five years or less at either fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. Commercial loans will vary greatly depending upon the circumstances and loan terms will be structured on a case-by-case basis to better serve customer needs.

     Consumer Loans. The Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit and unsecured revolving lines of credit such as credit cards. The secured installment and term loans to consumers will generally consist of loans to purchase automobiles, boats, recreational vehicles, mobile homes and household furnishings, with the collateral for each loan being the purchased property. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire 10 years or less after origination, unless renewed or extended.

         Loan Approval and Review. The Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds an individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or by the Loan Committee of the Board of Directors. The Loan Committee will set the lending limits for the Bank's loan officers, and any loan in excess of such lending limits must be approved by the Loan Committee. The Bank will not make any loans to any director, officer or employee of the Bank unless the loan is approved by the Bank's Board of Directors, or a committee thereof, and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank.

     Lending Limit. Under the Georgia Code, the Bank may not loan to any one borrower (including the borrower's related interests) an amount that exceeds 15% of the Bank's statutory capital base unless such loan is approved by the Bank's Board of Directors and unless the entire amount of the loan is secured by good collateral or other ample security. In no event, however, may the aggregate amount loaned to any borrower exceed 25% of the Bank's statutory capital base, subject to certain exceptions relating to the type and adequacy of the collateral for such loan. These limits will increase and decrease as the Bank's statutory capital base increases and decreases. Initially, the Bank's legal lending limit is estimated to be approximately $500,000 for unsecured loans and approximately $1,000,000 for secured loans, based upon the completion of the minimum offering of 450,000 shares.

     The Bank likely will not have any internal policy restrictions concerning loans to one borrower other than the limits imposed by the Georgia Code and those relating to loans to affiliates. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all the lending needs of customers requiring aggregate extensions of credit above these limits. As a result, the Organizers anticipate that the Bank will sell some portion of the loans it originates, especially residential first mortgage loans, in the secondary market, thereby affording the Bank greater lending ability. See "Supervision and Regulation."

OTHER BANKING SERVICES

     Other anticipated bank services include cash management services, safe deposit boxes, travelers checks, direct deposits of payroll and social security checks and automatic drafts for various accounts. The Organizers plan for the Bank to become associated with a shared network of automated teller machines ("ATMs") that may be used by Bank customers throughout Florida, Georgia and other regions. The Organizers do not intend for the Bank to exercise any trust powers during its initial years of operation. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the Georgia Department.

                                PLAN OF OPERATION

PRE-OPENING OPERATIONS

     As of December 31, 1998, Satilla had total assets aggregating approximately $28,430. These assets consisted of cash of $13,430 and other assets of $15,000. Satilla's total liabilities at this date were $75,000 and consisted of amounts due under land purchase options and Satilla's line of credit with The Bankers Bank, Atlanta, Georgia (the "Line of Credit"). Prior to this offering, Satilla had no material source of capital other than the Line of Credit. Satilla had a shareholder's deficit of $46,570 at December 31, 1998.

     Satilla had a net loss from July 1, 1998 through December 31, 1998 of $59,570. This loss resulted from expenses incurred in connection with activities related to the initial organization of Satilla and the Bank and includes expenses incurred on behalf of Satilla by the Organizers prior to Satilla's incorporation date. These activities included, without limitation, the preparation and filing of various regulatory applications and the preparation and filing of a registration statement for this Offering.

POST-OFFERING OPERATIONS; LIQUIDITY

     Assuming that this Offering is successfully completed, Satilla's initial activities will be devoted to organizing the Bank and opening and commencing the business of the Bank. These organizational activities will include completing all required steps for approval from the Georgia Department and the FDIC for a Georgia commercial bank, purchasing, constructing, furnishing and equipping the proposed facilities, hiring qualified personnel to work at the Bank, conducting public relations activities on behalf of the Bank, developing prospective business contacts for the Bank and Satilla and taking other actions necessary for a successful opening of the Bank. Because Satilla is in an organizational stage, it has had no operations from which to generate any revenues and will not have any operating revenues until the Bank opens for business.

     Because earnings on its assets, if any, are expected to be less than the expenses incurred in connection with its origination activities and those of the Bank, Satilla will incur a net loss through the date of the opening of the Bank. In addition, Satilla anticipates incurring continuing operating losses during the Bank's early stages of operations. A minimum of $4 million of the net proceeds of this Offering will be used to capitalize the Bank, and the remainder will be used to pay organizational expenses of Satilla and provide working capital, including additional capital for Satilla and for investment in the Bank, if needed. The Organizers believe that this amount will be sufficient to fund the activities of the Bank in its initial stages of operation until the Bank can generate sufficient income from operations to fund its activities on an ongoing basis. In addition, the Organizers believe that income from the operations of the Bank will be sufficient to fund the activities of Satilla on an ongoing basis for at least five years. However, in the event the proceeds of this Offering are insufficient to provide the minimum initial funding needed for the Bank to begin operations, Satilla will have to seek alternative sources of funding, which may include sales of additional shares of Common Stock.

     Once the Bank opens, the largest component of Satilla's net income is expected to be the Bank's net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is influenced by the rates earned on Satilla's interest-earning assets, the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the maturities and repricing characteristics of its interest-earning assets and interest bearing liabilities. Because the Bank may initially have to pay above average rates on deposits and charge below average rates on loans to attract customers, Satilla's net interest income may be less during the Bank's initial years of operation than that of its competitors, until it can rely more upon a historical record of customer service to attract business.

YEAR 2000 CONSIDERATIONS

     The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that use dates that have been stored as two digits rather than four (e.g., "99" for 1999). On January 1, 2000, any clock or date recording mechanism, including date sensitive software, which uses only two digits to represent the year may recognize a date using "00" as the year 1900 rather than the year 2000 (the "Year 2000 Problem"). This could result in system failures or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices or perform similar tasks.

     Satilla and the Bank will rely upon computer software and hardware systems to perform their operations, some of which will be managed internally by Satilla and the Bank and others that will be provided by third-party vendors. Satilla is aware of the Year 2000 Problem, and Satilla recognizes that the Year 2000 Problem, if not properly addressed, could have a material adverse effect on Satilla, the Bank and the Bank's customers. Because Satilla and the Bank have not yet begun operations, they do not presently have any existing computer software or hardware to evaluate or fix. However, Satilla intends to evaluate all hardware and software for Year 2000 compliance before purchasing, licensing, leasing or contracting any equipment from third parties.

     Satilla is currently in the process of reviewing software and hardware vendors and is considering entering into a contract with The Intercept Group ("Intercept") to use its "PC BancPAC" data processing and item processing banking systems. Satilla will seek assurances that Intercept's software and hardware computer systems are, or will be, Year 2000 compliant. Satilla will not begin operations until it has assurances that its computer software and hardware systems are, or will be, Year 2000 compliant.

     Satilla has not contracted with any independent source to analyze Satilla's Year 2000 exposure, but believes that its exposure is manageable because it is aware of the issues and will only use systems that it believes will be Year 2000 compliant. Satilla believes that its costs in addressing the Year 2000 issues will be nominal since it will not have to replace or fix any existing computer software programs or hardware.

     Satilla has developed a "Year 2000 Project Plan" whereby a "Year 2000 Project Team" will be formed from the Bank's management and staff to address the Year 2000 Problem. The Year 2000 Project Team is expected to evaluate all software and hardware systems to determine compliance. After the Bank commences operations, the Year 2000 Project Team is expected to monitor the Bank's own systems, if any, and all third-party systems regularly to assess any risks to Satilla and the Bank and to proactively work with third-party vendors to ensure all Satilla's and Bank's systems are Year 2000 compliant. The Bank intends to actively assess and monitor its Year 2000 exposure created when it loans money to its customers.

     Satilla is also developing a contingency plan in the event that its computer systems do not properly handle the Year 2000 date change. Under the plan, Satilla would hire experienced third party vendors to modify, update or replace any of Satilla's computer systems that are unable to properly handle the Year 2000 date change.

     The Organizers are taking what they believe to be prudent and reasonable steps to ensure that Satilla's and the Bank's computer systems, as well as those of their proposed suppliers and customers, are Year 2000 compliant. However, if such systems do not properly handle the Year 2000 date change, Satilla's and the Bank's business, financial condition and results of operations could me materially adversely effected.

                                  THIS OFFERING

GENERAL

     Satilla is offering (this "Offering") for sale to the public a minimum of 450,000 shares (the "Minimum Offering") and a maximum of 550,000 shares (the "Maximum Offering") of its common stock, par value $.01 per share (the "Common Stock" or the "Shares"), at a purchase price of $10.00 per Share to raise gross proceeds between $4,500,000 and $5,500,000. Subscribers must purchase at least 200 Shares to participate in this Offering, and any subscriptions for less than 200 Shares will be rejected and returned to the subscriber. This Offering will terminate on May __, 1999 (the "Expiration Date"), unless extended by Satilla. Satilla will deposit all of the subscription proceeds in an escrow account (the "Escrow Account") with its escrow agent, The Bankers Bank, Atlanta, Georgia (the "Escrow Agent"), pending the satisfaction of certain conditions prior to the Expiration Date.

     A Shareholder desiring to subscribe for Shares in this Offering must deliver to Satilla before 5:00 P.M. Eastern Time on the Expiration Date a completed Subscription Agreement and a check for full payment of the subscribed Shares. Satilla reserves the right, in its sole discretion, to extend this Offering past the Expiration Date for periods of up to 30 days each, but in no case will Satilla provide additional notice to investors of any such extension.

CONDITIONS OF THIS OFFERING

     This Offering is conditioned upon the satisfaction of the following events prior to the Expiration Date:

1. Satilla has received and accepted subscriptions accompanied by full payment in collected funds for at least 450,000 Shares; and

2. The Organizers have received, or expect to receive, as they may determine in their sole discretion, adequate provisions for satisfying any and all regulatory approvals, and have met, or expect to meet the other conditions that must be satisfied before Satilla and the Bank may begin banking operations.

     In the event that the foregoing conditions are not each satisfied, Satilla may, in its discretion, terminate this Offering and promptly return the subscription proceeds to subscribers. However, Satilla reserves the right to terminate this Offering at any time and for any reason without further notice to investors.

HOW TO SUBSCRIBE

     Each person who desires to purchase Common Stock should:

1. Complete, date, and execute the Subscription Agreement to purchase at least 200 Shares, and also sign the Substitute Form W-9, accompanying this Prospectus;

2. Make a check payable to "The Bankers Bank, Satilla Escrow Agent" in the amount of $10.00 for each Share subscribed for in this Offering;

3.       Mail or deliver the Subscription Agreement and check to:

                   Satilla Financial Services, Inc.
                   180 Mariners Drive
                   Kingsland, Georgia 31548
                   Attention: David L. Knox, Sr.

4. Subscription Agreements and checks for the purchase of Common Stock MUST be received by Satilla prior to 5:00 P.M. Eastern Time on May __, 1999, unless this date is extended by Satilla in its sole discretion.

HANDLING OF SUBSCRIPTIONS

     Subscriptions are binding upon Satilla only if and to the extent accepted by Satilla in writing. Satilla reserves the right, in its sole discretion, to reject any subscription in whole or in part, to allocate Shares among subscribers, and to withdraw, cancel or modify this Offering without notice. Satilla will decide which subscriptions to accept within 14 days of receipt of the completed Subscription Agreement and check. In determining which subscriptions and oversubscriptions to accept, in whole or part, Satilla may take into account various factors, including a subscriber's potential to do business with, or refer customers to, the Bank and the order in which the subscriptions were received.

     In the event Satilla rejects all or a portion of any subscription, Satilla will promptly refund by mail to the subscriber all or the appropriate portion of the amount remitted with the subscription, without interest. Upon rejection of a subscription or the termination or expiration of this Offering, Satilla and its directors, officers, employees, agents, representatives, and affiliates will have no further liability to the subscribers whose subscriptions are being rejected once all appropriate refunds have been mailed to the address shown in the Subscription Agreement.

     Satilla will confirm all sales of Common Stock in writing. Certificates representing Shares of Common Stock duly subscribed and fully paid will be issued by Satilla's registrar and transfer agent promptly after Satilla's acceptance of the subscriptions and the issuance of a confirmation therefor.

ESCROW ACCOUNT

     All subscription funds will be deposited in the Escrow Account pending completion of this Offering. Funds in the Escrow Account may not be reached by creditors of the Organizers, Satilla or the Bank, and will only be released to Satilla once this Offering has been successfully completed. If this Offering is not successfully completed, the Escrow Agent will return all subscription funds plus interest, if any, to subscribers.

PARTICIPATION BY ORGANIZERS; ORGANIZER WARRANTS

     The Organizers presently intend to purchase approximately 110,000 shares of Satilla's Common Stock in this Offering, equal to approximately 24.5% of the Minimum Offering or 20.0% of the Maximum Offering. The Organizers will purchase their Shares at a price of $10.00 per Share, the same price at which Shares are being offered to the public.

     In addition to the Common Stock, Satilla is also offering, to the Organizers only, warrants (the "Organizer Warrants") to purchase an aggregate of 100,000 shares of Satilla's Common Stock. The Organizer Warrants are being offered to the Organizers in consideration of their efforts in organizing Satilla and the Bank, their guarantee of the Line of Credit and their investment in Satilla. The number of Shares to be the subject of each Organizer Warrant will be determined on a pro rata basis, based upon the number of Shares purchased by such Organizer in this Offering. For example, assuming that the Organizers purchase an aggregate of 110,000 Shares in this Offering, an Organizer who purchases 11,000, or 10%, of such Shares would receive an Organizer Warrant to purchase 10,000, or 10%, of the 100,000 Shares that will be the subject of the Organizer Warrants.

     The terms and conditions of each Organizer Warrant are identical. The Organizers' rights under the Organizer Warrants will become fully vested upon the later of the termination of this Offering or the opening of the Bank (such date, the "Vesting Date"), and each Organizer Warrant will become fully exercisable three years after the date of the Vesting Date. The Organizer Warrants will expire on December 31, 2009. The Organizer Warrants are non-transferable.

     The Organizers may, but are not obligated to, purchase additional Shares if such purchases are necessary to complete the Minimum Offering, but in no event will the Organizers receive Organizer Warrants to purchase greater than an aggregate of 100,000 Shares.

                              PLAN OF DISTRIBUTION

     Offers and sales of the Common Stock will be made on behalf of Satilla by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they may be reimbursed for any reasonable expenses incurred in connection with this Offering.


                        MARKET INFORMATION AND DIVIDENDS

     Satilla has not previously issued any of its Common Stock to the public. As a result, there is no market for the Common Stock and an active trading market may not develop in the foreseeable future. There are no present plans for the Common Stock to be listed or qualified for trading on any stock exchange or on Nasdaq. Satilla presently anticipates seeking at least one independent over the counter market makers in the Common Stock.. However, there is no assurance that any party will make a market in the Common Stock now or at any time in the future, or if any party does become a market maker, that they will continue to do so.

     Because Satilla and the Bank are both start-up operations, it will be the policy of Satilla's Board of Directors to retain any earnings for the period of time necessary to ensure the success of their operations. The payment of dividends by Satilla in the future will depend substantially upon the Bank's earnings, if any, and will be subject to legal and regulatory restrictions applicable to Satilla and the Bank. As a result, Satilla does not intend to pay dividends in the foreseeable future, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by Satilla's Board of Directors.


                                 USE OF PROCEEDS

     The estimated net proceeds to Satilla from this Offering are set forth in the table below:

                                            MINIMUM             MAXIMUM
                                          OFFERING OF         OFFERING OF
                                         450,000 SHARES      550,000 SHARES
                                         --------------      --------------
Gross Proceeds from this Offering          $4,500,000          $5,500,000
Estimated Offering Expenses                $  100,000          $  100,000
                                           ----------          ----------
     Net Proceeds ...............          $4,400,000          $5,400,000
                                           ==========          ==========

     Of the net proceeds from this Offering, Satilla will use (i) approximately $4 million to purchase 100% of the capital stock of the Bank, thereby capitalizing the Bank in satisfaction of regulatory requirements, (ii) approximately $105,000 to repay the Line of Credit, which has been used to pay organizational expenses, and (iii ) the remaining approximately $325,000 (assuming the completion of the Minimum Offering) for general corporate purposes.

     The Organizers presently expect that, of the approximately $4 million that Satilla will contribute to the Bank, the Bank will use (i) approximately $2.2 million to purchase the land for, construct, furnish and equip the Bank's Brantley County and Camden County offices, and (ii) the remaining $1.8 million for the Bank's working capital and for general corporate purposes, including making loans and investments. Such amounts may be paid directly by the Bank or indirectly to acquire such property from Satilla at cost, including repayment of loans and interest incurred to acquire such properties for the Bank.

     Satilla established the Line of Credit on September 30, 1998 to pay certain organizational, offering and pre-opening expenses of Satilla and the Bank, including, without limitation, consulting fees for market analysis and feasibility studies, legal and accounting fees and expenses, filing fees, printing expenses, marketing costs and costs associated with the preparation of the Bank's offices. The interest rate on the Line of Credit is a variable interest rate that is equal to the Prime Rate, as published in the Money Rates section of The Wall Street Journal. At origination, the interest rate for the Line of Credit was 8.500%. As of March 9, 1999, the principal balance outstanding under the Line of Credit was approximately $105,000 and the interest rate for such amount was 8.500%. The Line of Credit is guaranteed jointly and severally by the Organizers and matures on September 30, 1999.


                                 CAPITALIZATION

     The table below sets forth the capitalization of Satilla on December 31, 1998, (i) on an actual basis, and (ii) on an as adjusted basis to reflect the sale of the Common Stock offered by this Prospectus and the application of the net proceeds therefrom as set forth herein under "Use of Proceeds." This table should be read in conjunction with "Use of Proceeds," "Plan of Operation" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                    DECEMBER 31, 1998
                                                                    ------------------------------------------------------
                                                                                                 AS ADJUSTED
                                                                                     -------------------------------------
                                                                                        MINIMUM                MAXIMUM
                                                                                      OFFERING OF            OFFERING OF
                                                                     ACTUAL          450,000 SHARES         550,000 SHARES
                                                                    --------         --------------         --------------
Common Stock, par value $.01 per share, 2,000,000
   shares authorized, 1,300 shares outstanding; 451,300
   (Minimum Offering) and 551,300 (Maximum Offering)
   shares outstanding (1) ................................          $     13           $     4,513           $     5,513

Preferred Stock, par value $.01 per share, 500,000 shares
   authorized; no shares issued or outstanding ...........                --                    --                    --

Additional paid-in capital ...............................            12,987             4,508,487             5,507,487

Deficit accumulated during the pre-opening and development
   stage .................................................                --                    --                    --
                                                                     (59,570)              (59,570)              (59,570)
                                                                    --------           -----------           -----------
Total shareholders' equity (Deficit) .....................          $(46,570)          $ 4,453,430           $ 5,453,430
                                                                    ========           ===========           ===========

-----------------
(1) Includes 1,300 Shares that were issued, at the same price as the initial offering price, to the Organizers as of December 30, 1998 in exchange for their initial capital contribution, but excludes an aggregate of 100,000 Shares that will be subject to the Organizer Warrants.

                           SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under both federal and state law. The following discussion summarizes certain statutes, rules and regulations affecting Satilla and the Bank. This summary is qualified in its entirety by reference to the statutory and regulatory provisions referred to below and elsewhere herein and is not intended to be an exhaustive description of the statutes or regulations applicable to Satilla's and the Bank's businesses. Any change in the applicable law or regulations may have a material effect on the business of Satilla and the Bank. Supervision, regulation and examination of banks by the bank regulatory agencies are intended primarily for the protection of depositors rather than holders of Satilla's Common Stock.

BANK HOLDING COMPANY REGULATION

     General. Satilla will be a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a bank holding company registered with the Federal Reserve under the BHC Act and with the Georgia Department under the Georgia Code, Satilla will be subject to supervision, examination and reporting by the Federal Reserve and the Georgia Department. Satilla's activities will be limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     Satilla will be required to file with the Federal Reserve its periodic reports and such additional information as the Federal Reserve may require. The Federal Reserve will regularly examine Satilla and may examine its subsidiaries including the Bank. The Georgia Department also may examine Satilla.

     Investment Activities. The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident thereto.

     Under the BHC Act, Satilla will be generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in non-banking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

     In addition, and subject to certain exceptions, the BHC Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that any bank holding company located in the State of Georgia may acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any bank based in another state, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. In March 1996, the Georgia legislature adopted legislation opting into interstate branching effective June 1, 1997.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA") streamlined the non-banking activities application process for well-capitalized and well-managed bank holding companies. Under EGRPRA, qualified bank holding companies may commence a regulatory approved non-banking activity without prior notice to the Federal Reserve; written notice is required within 10 days after commencing the activity. Under EGRPRA, the prior notice period is reduced to 12 days in the event of any non-banking acquisition or share purchase or de novo non-banking activity previously approved by order of the Federal Reserve, but not yet implemented by regulations, assuming the size of the acquisition or proposed activity does not exceed 10% of risk-weighted assets of the acquiring bank holding company and the consideration does not exceed 15% of Tier 1 Capital.

     In 1997, the Federal Reserve adopted amendments to its Regulation Y implementing certain provisions of EGRPRA. Among other things, these amendments to Federal Reserve Regulation Y reduce the notice and application requirements applicable to bank and non-bank acquisitions and de novo expansion by well-capitalized and well managed holding companies; expand the list of non-banking activities permitted under Regulation Y and reduce certain limitations on previously permitted activities; and amend Federal Reserve anti-tying restrictions to allow banks greater flexibility to package products with their affiliates.

     Source of Financial Strength. Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), where a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company's subsidiary depository institutions are responsible for any losses to the FDIC as a result of an affiliated depository institution's failure. As a result, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. However, any loans from the holding company to such subsidiary banks will likely be unsecured and subordinated to such bank's depositors and perhaps to other creditors of the bank.

     Georgia Department. Satilla will also be regulated by the Georgia Department. The Georgia Code requires annual registration with the Georgia Department by all Georgia bank holding companies. Such registration includes information with respect to the financial condition, operations and management of intercompany relationships of the bank holding company and its subsidiaries and related matters. The Georgia Department may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the Georgia Department have been complied with. The Georgia Code also requires prior Georgia Department approval for the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, for a merger or consolidation of a bank holding company with another bank holding company, or for other similar investment activities regulated by the BHC Act.

BANK REGULATION

     General. As a Georgia bank whose deposits are insured by the FDIC's Bank Insurance Fund ("BIF") maintained by the FDIC, the Bank will be subject to regulation and examination by the Georgia Department and by its primary federal regulator, the FDIC. The Georgia Department and the FDIC will regulate and monitor all of the Bank's operations, including reserves, loans, mortgages, payments of dividends, interest rates and the establishment of branches. Interest and certain other charges collected or contracted for by the Bank will be subject to state usury laws and certain federal laws concerning interest rates.

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), all insured institutions must undergo regular on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate banking agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

     Transactions With Affiliates and Insiders. The Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. The Bank will also be subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     Branching. Our Organizers intend for the Bank to initially consist of two offices, one in Camden County and one in Brantley County. All intra-state branching restrictions have been removed as of July 30, 1998 pursuant to recent Georgia legislation, and statewide banking is now permissible. Although the Bank currently has no definitive plans for opening any other offices, depending on profitability and community needs, other offices may be considered. Satilla, with prior regulatory approval, will be permitted to acquire interest in and operate banks throughout the State of Georgia. Under Georgia law, any bank acquired by Satilla could be merged into the Bank and its offices could then be operated as branch offices of the Bank. There are currently no plans for Satilla to make any such acquisition.

     Other Regulations. Interest and certain other charges collected or contracted for by the Bank will be subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations will also be subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank will also be subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

ENFORCEMENT POLICIES AND ACTIONS

     FIRREA and subsequent federal legislation significantly increased the enforcement authorities of the FDIC and other federal depository institution regulators, and authorizes the imposition of civil money penalties up to $1 million per day. Persons who are affiliated with depository institutions can be removed from any office held in such institution and banned for life from participating in the affairs of any such institution. The banking regulators have not hesitated to use the new enforcement authorities provided under FIRREA.

DIVIDENDS

     The principal source of Satilla's cash revenues will come from dividends received from the Bank. The amount of dividends that may be paid by the Bank to Satilla depends on the Bank's earnings and capital position and will be limited by federal and state law, regulations, and policies. In addition, the Federal Reserve has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

     Cash dividends on the Bank's common stock may be declared and paid only out of its retained earnings, and dividends may not be declared at any time at which the Bank's paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. In addition, the Georgia Department's current rules and regulations require prior Georgia Department approval before cash dividends may be declared and paid if: (i) the Bank's ratio of equity capital to adjusted total assets is less than 6%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of the Bank's net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of the Bank's assets classified as adverse as to repayment or recovery by the Georgia Department at the most recent examination of the Bank exceeds 80% of the Bank's equity capital as reflected at such examination.

         Under FDICIA, the Bank may not pay a cash dividend if, after paying the dividend, the Bank would be undercapitalized. See "--Capital Regulations."

CAPITAL REGULATIONS

     The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies with consolidated assets in excess of $150 million and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8% of which at least 4% must be Tier 1 capital. Tier 1 capital includes common stockholders equity, qualifying perpetual preferred stock, and minority interest in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. Small bank holding companies with less than $150 million in consolidated assets are not separately evaluated from their bank subsidiaries for purposes of determining capital adequacy, and only the subsidiary bank's capital is considered.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points greater.

     FDICIA established a capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

     Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     These capital guidelines can affect Satilla in several ways. Rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change Satilla's capital position in a relatively short period of time, making an additional capital infusion necessary.

     FDICIA requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of non-traditional activities. It is uncertain what effect these regulations, when implemented, would have on Satilla and the Bank.

FDICIA

     FDICIA directs that each federal banking regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. These standards are not expected to have any material effect on Satilla and the Bank.

     FDICIA also contains a variety of other provisions that may affect the operations of Satilla and the Bank, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Under regulations relating to brokered deposits, it is presently anticipated that the Bank will initially be well capitalized and not restricted.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE ASSESSMENTS

     The Bank will be subject to FDIC deposit insurance assessments. The Bank's deposits will be primarily insured by the FDIC BIF. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for BIF-insured depository institutions. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state regulators and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. The FDIC is presently considering whether to charge deposit insurance premiums based upon management weaknesses and whether the bank's underwriting practices, concentrations of risk and growth are undisciplined or outside industry norms.

     BIF assessment rates currently range from 0 basis points on deposits for a financial institution in the highest category to 27 basis points on deposits for an institution in the lowest category, but may be as high as 31 basis points. In addition, the Deposit Insurance Funds Act of 1996 (the "Funds Act") authorized the FDIC to collect FICO deposit assessments on BIF-assessable deposits, which for June 30, 1998, such assessment was 1.22 basis points for BIF insured banks.

COMMUNITY REINVESTMENT ACT

     Satilla and the Bank will be subject to the provisions of the Community Reinvestment Act of 1977, as amended (the "CRA"), and the federal banking agencies' regulations thereunder. Under the CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with its safe and sound operation to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires a depository institution's primary federal regulator, in connection with its examination of the institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to:
(i) charter a national bank; (ii) obtain deposit insurance coverage for a newly-chartered institution; (iii) establish a new branch office that accepts deposits; (iv) relocate an office; or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application.

     Under CRA regulations, an evaluation system rates institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance consists of three tests: a lending test; an investment test; and a service test. Each of these tests will be applied by the institution's primary federal regulator taking into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders. The new lending test, the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks, will evaluate an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans.

     Institutions having total assets of less than $250 million, such as the Bank, will be evaluated under more streamlined criteria. In addition, a financial institution will have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution will be required to obtain the prior approval of its federal regulator.

     The interagency CRA regulations provide that an institution evaluated under a given test will receive one of five ratings for that test: outstanding, high satisfactory, low satisfactory, needs to improve, or substantial non-compliance. An institution will receive a certain number of points for its rating on each test, and the points are combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' rating guidelines, an institution that receives an "outstanding" rating on the lending test will receive an overall rating of at least "satisfactory", and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. In addition, evidence of discriminatory or other illegal credit practices would adversely affect an institution's overall rating. Under the new regulations, an institution's CRA rating would continue to be taken into account by its primary federal regulator in considering various types of applications.

FISCAL AND MONETARY POLICY

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Satilla and the Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits.

     The monetary policies of the Federal Reserve historically have had a significant effect on the operating results of commercial banks and will continue to do so in the future. The conditions in the national and international economies and money markets, as well as the actions and changes in policy by monetary and fiscal authorities, and their effect on Satilla and the Bank cannot be predicted.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF SATILLA AND THE BANK

     The following table sets forth, as of December 31, 1998, the name and age of each executive officer and director of Satilla, as well as their positions with Satilla since its inception and their proposed positions with the Bank upon its inception:

NAME                       AGE           POSITIONS WITH SATILLA                      PROPOSED POSITIONS WITH BANK
----                       ---           ----------------------                      ----------------------------
David L. Knox, Sr.         49            Organizer and Chairman of the               Chairman of the Board
                                           Board of Directors                          of Directors

Rodney E. Bennett          58            Organizer, President, Chief Executive       President, Chief Executive
                                           Officer and Director                        Officer and Director

M. Anthony Ham             46            Organizer, Vice President                   Vice President and Director
                                           and Director

Curtis J. Tumlin, II       28            Organizer, Secretary,                       Director
                                           Treasurer and Director

Robert T. Baird            42            Organizer and Director                      Director

Walter A. Bennett          54            Organizer and Director                      Director

Richard L. Brandon         53            Organizer and Director                      Director

Cecily A. Hill             56            Organizer and Director                      Director

Wayne E. Knox              48            Organizer and Director                      Director

Sheila A. Meadows          43            Organizer and Director                      Director

Bill F. Raulerson          37            Organizer and Director                      Director

Steve E. Rawl              52            Organizer and Director                      Director

ADDITIONAL INFORMATION REGARDING SATILLA'S DIRECTORS AND EXECUTIVE OFFICERS

         David L. Knox, Sr. Mr. Knox, a resident of Camden County for 22 years, has been the President and Chief Executive Officer of The Knox Realty Company, a real estate holdings company located in Kingsland, Georgia, since 1991. Mr. Knox has also been the Managing Partner of D&W Partnership, a partnership in Kingsland, Georgia that purchases, sells, develops and leases real property, since 1983. From 1977 to 1991, Mr. Knox was the President, Chief Executive Officer and a Director of Citizens State Bank, a community bank located in Kingsland, Georgia. Mr. Knox has over 28 years of experience in the banking industry.

     Rodney E. Bennett. Mr. Bennett, a resident of Charlton County for 24 years, has been a consultant with Bennett Management Corporation, a bank management consulting corporation in Brunswick, Georgia, since 1991. Mr. Bennett has been the Vice President of BMC Mortgage Services, a mortgage service corporation in Brunswick, Georgia, since 1992, and a Director of Georgia Sweet Carrots, Inc., a wholesale distributor of carrots and other fresh produce in Alma, Georgia, since 1997. In addition, Mr. Bennett has been a partner with Bennett-Miller, a real estate partnership in Brunswick, Georgia, since 1995.

         Mr. Bennett has over 30 years of experience in the banking industry. Mr. Bennett was formerly a Division President of the First Georgia Savings Bank from 1987 to 1991, when he resigned to form Bennett Management Corporation. Mr. Bennett was the Chief Executive Officer of the First National Bank of Folkston from 1975 to 1986, at which point the First National Bank of Folkston was merged with and into Bank South. Following the merger, Mr. Bennett was an Executive Vice President and a Branch Manager for Bank South until 1987. Mr. Bennett was also a Cashier with the First National Bank of Alma from 1972 to 1975, and an Assistant Vice President of the First National Bank of Brunswick from 1958 to 1972.

     M. Anthony Ham. Mr. Ham, a lifetime resident of Brantley County, has been a Clerk of the Superior Court of Brantley County since 1989. Prior to such employment, Mr. Ham was an Assistant Vice President and Loan Officer with Citizens Bank, a community bank in Nahunta, Georgia, from 1971 to 1988. Mr. Ham has also served as a Director of The Okefenokee Rural Electric Membership Cooperative, an electric power distributor in Nahunta, Georgia, since 1994, and The Oglethorpe Power Corporation, an electric power generating and distribution company in Nahunta, Georgia, since 1996.

         Curtis J. Tumlin, II. Mr. Tumlin, a lifetime resident of Brantley County, has been a Financial Counselor for Satilla Health Services, a hospital in Waycross, Georgia, since 1996. Mr. Tumlin was formerly a Teller at the Atlantic Coast Federal Credit Union, a credit union in Waycross, Georgia, from 1994 to 1996 and a Property Appraiser for the Bulloch County Tax Assessors for several months during 1994. Mr. Tumlin graduated from Georgia Southern University in 1993, where he received a BBA degree. Mr. Tumlin has over 2 years of experience in the banking industry.

         Robert T. Baird. Dr. Baird, a resident of Camden County for 17 years, has been a dentist in Woodbine, Georgia, since 1982. Dr. Baird graduated from the Georgia Institute of Technology in 1978, where he was awarded a Bachelor of Sciences in Chemistry, and from the Emory University School of Dentistry in 1982, where he received a Doctor in Dental Science degree.

     Walter A. Bennett. Mr. Bennett, a resident of Nassau, Florida for 20 years, has been the owner and President of Bennett Chrysler Dodge Jeep, an automobile dealership in Kingsland, Georgia, since April 1998, and the owner and General Manager of Bennett Chevrolet, Buick, Oldsmobile, an automobile dealership in Kingsland, Georgia, since 1987. Prior to joining these dealerships, Mr. Bennett was a Dealer Coordinator and Factory Representative with General Motors from 1969 to 1987.

         Richard L. Brandon. Dr. Brandon, a resident of Camden County for 25 years, has been a physician in St. Marys, Georgia, since 1974. Dr. Brandon graduated from the University of Georgia in 1971, where he was awarded a Bachelor of Science in Chemistry, and from the Medical College of Georgia, where he received a Doctor of Medicine degree.

     Dr. Brandon has been the President of the Camden Women's Center, a physician's center in St. Marys, Georgia, since January 1998. Dr. Brandon also has been the sole owner of the Amelia Wellness Center, a real estate rental company in Nassau, Florida, since 1988, and the AWC Food Servicer, Inc., a real estate rental company in Nassau, Florida, since 1995.

         Cecily A. Hill. Ms. Hill, a lifetime resident of Camden County, has been the owner and Manager of Prudential Magnolia Realty, a real estate brokerage company in Kingsland, Georgia, since 1987. Ms. Hill is a licensed real estate agent.

         Wayne E. Knox. Mr. Knox, a resident of Glynn County for 24 years, has been a pipefitter at the Georgia Pacific plant in Brunswick, Georgia since 1973. Mr. Knox has been a partner in D&W Partnership, a partnership in Kingsland, Georgia that purchases, sells, develops and leases real property, since 1983, and a partner in Waybo, a real estate rental partnership in Brunswick, Georgia, since 1993.

         Sheila A. Meadows. Ms. Meadows, a resident of Camden County for ten years, has been an owner, Associate Broker and Rental Manager of Prudential Magnolia Realty, a real estate brokerage company in Kingsland, Georgia, since 1990. Prior to joining Prudential, Ms. Meadows was a Teller with Portsmouth Naval Shipyard Credit Union, a credit union in Portsmouth, Virginia, from 1984 to 1985. Ms. Meadows is a licensed real estate agent.

         Bill F. Raulerson. Mr. Raulerson, a resident of Pierce County, has been the President and General Manager of Lewis & Raulerson, Inc., a wholesale petroleum and natural gas supplier and operator of gasoline convenience stores located in Waycross, Georgia, since 1984. Mr. Raulerson has also been the Vice President and a Director of Friendly Express, Inc., a convenience store chain headquartered in Waycross, Georgia, since 1989.

         Steve E. Rawl. Mr. Rawl, a lifetime resident of Camden County, has been the sole owner and operator of Steve E. Rawl, Inc., a retail store in Waverly, Georgia, since 1969. Mr. Rawl has been a partner of Simon Lake Property, Inc., a real estate development company in Woodbine, Georgia, since 1979, and South East Non Destructive Testing Laboratory, a real estate development company in Woodbine, Georgia, since 1982. Mr. Rawl has also been a Director of The Georgia Transmission Company, an electric transmission company in Atlanta, Georgia, and a Director of The Okefenoke Rural Electric Membership Cooperative, an electric power generating and distribution company in Nahunta, Georgia, since 1992. Mr. Rawl was an Advisor Director of The First National Bank, a commercial bank in St. Marys, Georgia, from 1994 to 1998, when he resigned to organize Satilla.

         David L. Knox, Sr. is the brother of Wayne E. Knox. No other director or executive officer of Satilla or the Bank is related to any other director or executive officer.

                             PRINCIPAL SHAREHOLDERS

SHARE SUBSCRIPTIONS

     The following table sets forth certain information regarding the number of Shares of Satilla's Common Stock for which each Organizer, director and executive officer of Satilla intends to subscribe and the aggregate number of the Shares intended to be subscribed for by all of Satilla's Organizers, directors and executive officers as a group. Subject to prior regulatory approval, Satilla's Organizers, directors and executive officers may elect to purchase more than the Shares indicated below.

                                                    ANTICIPATED SHARE OWNERSHIP AFTER THIS OFFERING
                                       -------------------------------------------------------------------------
                                       NUMBER OF SHARES TO BE   PERCENTAGE OF MINIMUM     PERCENTAGE OF MAXIMUM
       NAME AND ADDRESS                      SUBSCRIBED                OFFERING                  OFFERING
----------------------------------     ----------------------   ---------------------     ---------------------
  David L. Knox, Sr.
  712 Cinnamon Fern Trail
  St. Marys, Georgia  31558                      15,000              3.33%                   2.72%

  Rodney E. Bennett
  Route 3, Box 3536
  Folkston, Georgia  31357                       10,000              2.22%                   1.81%

  M. Anthony Ham
  P.O. Box 342
  Nahunta, Georgia  31553                         5,000              1.11%                   0.91%

  Curtis J. Tumlin, II
  P.O. Box 452
  Nahunta, Georgia  31553                         5,000              1.11%                   0.91%

  Robert T. Baird
  116 Temple Terrace Road
  Woodbine, Georgia  31569                        5,000              1.11%                   0.91%

  Walter A. Bennett
  1739 Regatta Drive
  Amelia Island, Florida  32034                  10,000              2.22%                   1.81%

  Richard L. Brandon
  522 Cardinal Circle East
  St. Marys, Georgia  31558                      20,000              4.44%                   3.64%

  Cecily A. Hill
  379 Moeckel Place
  St. Marys, Georgia  31558                       5,000              1.11%                   0.91%

  Wayne E. Knox
  305 Commons Road
  St. Simons Island, Georgia 31522               10,000              2.22%                   1.81%

                                                    ANTICIPATED SHARE OWNERSHIP AFTER THIS OFFERING
                                       -------------------------------------------------------------------------
                                       NUMBER OF SHARES TO BE   PERCENTAGE OF MINIMUM     PERCENTAGE OF MAXIMUM
       NAME AND ADDRESS                      SUBSCRIBED                OFFERING                  OFFERING
----------------------------------     ----------------------   ---------------------     ---------------------
  Sheila A. Meadows
  389 Moeckel Place
  St. Marys, Georgia  31558                       5,000                 1.11%                     0.91%

  Bill F. Raulerson
  3789 Pond View Lane
  Blackshear, Georgia  31516                     10,000                 2.22%                     1.81%

  Steve E. Rawl
  65 Honey Creek Lane
  Waverly, Georgia  31565                        10,000                 2.22%                     1.81%

  All Organizers, Directors and
  Executive Officers as a group
  (12 Persons)                                  110,000                24.44%                    20.00%

--------------------

(1) Excludes (i) the 150 shares of Common Stock received by each of David L. Knox, Sr. and Rodney E. Bennett, and the 100 shares of Common Stock received by each of the other Organizers, as of December 30, 1998 in exchange for their initial capital contribution of $1,500 and $1,000 each, respectively, and (ii) the number of Shares that each Organizer will be entitled to purchase pursuant to Organizer Warrants.

(2) All of such purchases will be made at a price of $10.00 per Share, the same price at which Shares are being offered to the general public. No person is presently expected to own more than 5% of the Shares of the Common Stock immediately after this Offering. However, subject to prior regulatory approvals, if required, Organizers may purchase additional Shares in this Offering, if necessary for Satilla to achieve the Minimum Offering and also may decide to purchase additional Shares in this Offering even if the Minimum Offering is fully subscribed. Any Shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with the intent to resell such Shares. Although each Organizer intends to subscribe for the respective number of Shares indicated above, neither the Organizers nor any other subscriber will be obligated to purchase Shares except pursuant to a valid Subscription Agreement executed after receipt of this Prospectus.

ORGANIZER WARRANTS

     In connection with this Offering, Satilla is offering, to Organizers only, the right to receive Organizer Warrants to purchase an aggregate of 100,000 Shares of Satilla's Common Stock at an exercise price of $10.00 per Share. The number of Shares to be subject to each Organizer Warrant shall be determined on a pro rata basis, based upon the number of Shares that each Organizer purchases in this Offering. In no event, however, will the Organizers be entitled to purchase an aggregate of more than 100,000 Shares pursuant to Organizer Warrants. Assuming that the Organizers subscribe for the number of Shares indicated in the preceding table, Satilla will offer Organizer Warrants to each organizer to purchase the approximate number of Shares set forth in the table below:

                                                            NUMBER OF SHARES
                                                            TO BE SUBJECT TO
                             NAME OF ORGANIZER             ORGANIZER WARRANTS
                             -----------------             ------------------
                      David L. Knox, Sr...............            13,636

                      Rodney E. Bennett...............             9,091

                      M. Anthony Ham..................             4,545

                      Curtis J. Tumlin, II............             4,545

                      Robert T. Baird.................             4,545

                      Walter A. Bennett...............             9,091

                      Richard L. Brandon..............            18,184

                      Cecily A. Hill..................             4,545

                      Wayne E. Knox...................             9,091

                      Sheila A. Meadows...............             4,545

                      Bill F. Raulerson...............             9,091

                      Steve E. Rawl...................             9,091
                                                                 -------
                      All Organizers as a group
                         (12 Persons).................           100,000
                                                                 =======

                             THE BOARD OF DIRECTORS

GENERAL

     Satilla's Bylaws provide that the Board of Directors shall consist of not less than five nor more than twenty-one directors, with the exact number to be determined by the Board of Directors, each having a term of office of one year and continuing thereafter until his or her successor has been elected and qualified. Satilla's Board of Directors currently consists of twelve (12) members who, following this Offering, will serve a one year term expiring at Satilla's 2000 Annual Meeting of Shareholders. Directors will thereafter serve terms of one year expiring upon Satilla's next Annual Meeting of Shareholders and until the election and qualification of their successors. The Board of Directors of the Bank will consist of the same individuals who are currently serving as directors of Satilla. Bank directors will also serve for an initial one year term expiring at the Bank's 2000 Annual Meeting of Shareholders, after which Bank directors will be elected each year to serve one year terms.

COMPENSATION OF DIRECTORS

     Neither Satilla nor the Bank presently intends to compensate its directors for their attendance of meetings of their respective Boards of Directors or for any other services to their respective Boards of Directors. Following the completion of this Offering and the formation of the Bank, Satilla's Board of Directors may pay director fees to the directors of Satilla or the Bank once Satilla and the Bank become profitable. Directors may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their service on Satilla's and the Bank's respective Boards of Directors.


                             EXECUTIVE COMPENSATION

GENERAL

     As of the date of this Prospectus, Satilla's only employees are the Satilla Officers, none of whom will receive any remuneration for their services to Satilla, but instead will be compensated in their capacities as employees of the Bank. Following this Offering, Satilla's Board of Directors will create a Compensation Committee, the members of which will determine the appropriate level of compensation for the Bank's executive officers, including the Satilla Officers, as well as the Bank's other employees. In addition, Satilla's Compensation Committee will determine the number of options and/or other awards that each of its officers will receive under Satilla's 1999 Long-Term Incentive Plan (the "Incentive Plan").

     Subject to the approval of the Bank's Compensation Committee, when formed, Satilla presently expects that the Bank will initially pay to its executive officers the following annual salaries:

                         Position and Name of Expected Appointee                    Annual Salary
                         ---------------------------------------                    -------------
              Chairman of the Board of Directors
                David L. Knox, Sr.                                                     $75,000

              President and Chief Executive Officer
                Rodney E. Bennett                                                      $75,000

              Executive Vice President
                **                                                                     $55,000

              Vice President
                M. Anthony Ham                                                         $50,000

              Assistant Vice Presidents (2)
                **
                **                                                                     $40,000

              Chief of Operations / Cashier
                **                                                                     $40,000

---------------------
     ** Experienced candidates have been identified for these positions, but have not yet terminated their current employment.

     As of the date of this Prospectus, Satilla had not entered into an employment contract with any of Satilla Officers, nor had the Bank entered into an employment contract with any of its proposed officers and other employees.

1999 LONG-TERM INCENTIVE PLAN

     The Incentive Plan was adopted by the Board of Directors and shareholders of Satilla on March 9, 1999. A summary of the Incentive Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Incentive Plan which has been filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the registration statement of which this Prospectus is part. See "Additional Information."

     General. The purpose of the Incentive Plan is to promote the success and enhance the value of Satilla by linking the personal interests of employees, officers, and directors to those of Satilla's new shareholders, and by providing such persons with an incentive for outstanding performance. As of February 28, 1998, there were approximately four persons eligible to participate in the Incentive Plan.

     The Incentive Plan authorizes the granting of awards ("Awards") to key employees, officers, and directors of Satilla or its subsidiaries in the following forms: (i) options to purchase shares of Common Stock ("Options"), which may be incentive stock options or non-qualified, (ii) stock appreciation rights ("SARs"); (iii) performance units ("Performance Units"); (iv) restricted stock ("Restricted Stock"); (v) dividend equivalents ("Dividend Equivalents"); and (vi) other stock-based awards.

     Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Common Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with SARs or Performance Units) is 100,000 (of which not more than 10% may be granted as Awards of Restricted Stock or unrestricted stock Awards). The maximum number of shares of Common Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Incentive Plan to any one participant is 25,000. The maximum fair market value of any Awards (other than Options and SARs) that may be received by a participant (less any consideration paid by the participant for such Award) during any one calendar year under the Incentive Plan is $100,000.

     Administration. The Incentive Plan will be administered by the Compensation Committee of the Board of Directors of Satilla (the "Committee"). The Committee has the power, authority and discretion, among other things, to: (i) designate participants; (ii) determine the type or types of Awards to be granted to each participant and the terms and conditions thereof; (iii) establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Incentive Plan; and (iv) make all other decisions and determinations that may be required under the Incentive Plan, or that the Committee deems necessary or advisable.

     Awards. The Committee may determine that any Award will be determined solely on the basis of (i) the achievement by Satilla, or a parent or subsidiary company, of a specified target return, or target growth in return, on equity or assets; (ii) Satilla's stock price, or the stock price of a parent or subsidiary company; (iii) the achievement by Satilla, or a parent or subsidiary company or a business unit of Satilla, of a specified target, or target growth in, revenues, operating income, net income or earnings per share; (iv) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, customer satisfaction, meeting budgets and/or retention of employees; or (v) any combination of the goals set forth in
(i) through (iv) above. Furthermore, the Committee reserves the right for any reason to reduce (but not increase) any Award, notwithstanding the achievement of a specified goal. If an Award is made on such basis, the Committee must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), or the regulations thereunder). Any payment of an Award granted with performance goals will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

     No unexercised or restricted Award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualifying domestic relations order; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an incentive stock option to fail to be described in
Section 422(b) of the Tax Code, and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable Awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any Award upon the participant's death.

     In the event of a Change in Control of Satilla (as defined in the Incentive
Plan), all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully vested and all restrictions on all outstanding Awards will lapse; provided, however that such acceleration will not occur if, in the opinion of Satilla's accountants, such acceleration would preclude the use of "pooling of interest" accounting treatment for a Change in Control transaction that (i) would otherwise qualify for such accounting treatment, and (ii) is contingent upon qualifying for such accounting treatment. In the event of the occurrence of any circumstance, transaction or event not constituting a Change in Control as defined in the Incentive Plan but which the Board of Directors deems to be, or to be reasonably likely to lead to, an effective change in control of Satilla, the Committee may in its sole discretion declare all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised to become fully vested, and/or all restrictions on all outstanding Awards to lapse, in each case as of such date as the Committee may, in its sole discretion, declare, which may be on or before the consummation of such transaction or event.

     Termination and Amendment. The Board or the Committee may terminate, amend or modify the Incentive Plan without stockholder approval; provided, however, that the Board or the Committee may condition any amendment on the approval of stockholders of Satilla if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the Incentive Plan may adversely affect any Award previously granted under the Incentive Plan, without the consent of the participant.

     Benefits to Named Executive Officers and Others. As of the date of this Prospectus, no stock options or other Awards had been granted or approved for grant under the Incentive Plan. Any future Awards will be made at the discretion of the Committee. Therefore, it is not presently possible to determine the number or terms of Awards to be made in the future.

     Section 162(m). Pursuant to Section 162(m) of the Tax Code, the Company may not deduct compensation in excess of $1 million paid to the Chief Executive Officer and the four next most highly compensated executive officers of the Company. The 1999 Plan is designed to comply with Code Section 162(m) so that the grant of Options and SARs under the 1999 Plan will be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible by the Company, although other Awards under the Incentive Plan that are not performance based Awards may not so qualify.


                              CERTAIN TRANSACTIONS

     Satilla presently intends to use approximately $105,000 of the net proceeds of this Offering to repay outstanding amounts under the Line of Credit, which was personally guaranteed by the Organizers. See "Use of Proceeds."

     The Organizers hired Bennett Management Corporation ("BMC"), a bank consulting firm, to prepare the regulatory applications and to otherwise assist in the formation of Satilla and the Bank. Mr. Rodney E. Bennett, the President and Chief Executive Officer of Satilla and the proposed President and Chief Executive Officer of the Bank, is the acting President of BMC, and Mr. Bennett and his wife each own 50% of the capital stock of BMC. The Organizers agreed to pay BMC $55,000 plus expenses for its services, and, to date, the Organizers have used the Line of Credit to pay BMC approximately $45,000. The Organizers presently intend to use the Line of Credit to pay the remaining $10,000 to BMC upon receipt of Satilla's and the Bank's regulatory approvals. See "Use of Proceeds."

     On October 21, 1998, the Organizers, on behalf of Satilla and the Bank, paid $10,000 for an Option Agreement (the "Camden Option Agreement") to purchase the site for the Bank's proposed Camden office (the "Camden Site"). The Camden Option Agreement grants to Satilla the exclusive option to purchase the Camden Site at any time on or prior to June 30, 1999 for $230,000 less the option fee previously paid. The Camden Site is jointly owned by five persons, including Ms. Cecily A. Hill and Ms. Sheila A. Meadows, who are Organizers and directors of Satilla and proposed directors of the Bank. The Bank presently intends to use the net proceeds of this Offering to purchase the Camden Site, which has been recently appraised by an independent third party for $236,500.

     On November 10, 1998, the Organizers, on behalf of Satilla and the Bank paid $10,000 for an Option Agreement (the "Brantley Option Agreement") to purchase the site for the Bank's proposed Brantley office (the "Brantley Site"). The Brantley Option Agreement grants to Satilla the exclusive option to purchase the

Brantley Site at any time on or prior to June 30, 1999 for $160,000 less the option fee previously paid. The Brantley Site is owned by Mr. M. Anthony Ham, an Organizer, director and the Vice President of Satilla and the proposed Vice President and director of the Bank. The Bank presently intends to use the net proceeds of this Offering to purchase the Brantley Site, which has been recently appraised by an independent third party for $164,500.

     In the opinion of Satilla's Board of Directors, each of the transactions described above was made on substantially the same terms, including, without limitation, price, as those prevailing at the time for comparable transactions with unrelated parties. Furthermore, Satilla's Board of Directors believes that the two sites which Satilla has options to purchase are among the best sites for the Bank's operations.

     Satilla and the Bank anticipate that the directors and officers of Satilla and the Bank, and certain business organizations and individuals affiliated with such persons, will be customers of and will have banking transactions in the ordinary course of business with the Bank. Such transactions may include loans, commitments, lines of credit and letters of credit. Satilla's Board of Directors has resolved that all such transactions must be made on substantially the same terms, interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other unrelated persons, and will not involve more than the normal risk of collectibility or other unfavorable features.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, Satilla will have a minimum of approximately 450,000 and a maximum of approximately 550,000 Shares of Common Stock outstanding. The Shares sold in this Offering will be freely tradable without restriction or further registration unless purchased by "affiliates" of Satilla. As defined in Commission Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), an "affiliate" of an issuer is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer, and generally includes members of the Board of Directors of Satilla and the Bank, executive officers of Satilla and the Bank, and 5% or greater stockholders of Satilla and the Bank.

     In general, under Rule 144, as currently in effect, any affiliate of Satilla who purchases Shares pursuant to this Offering is entitled to sell within any three-month period a number of Shares that does not exceed the greater of 1% of the outstanding Shares of Satilla's Common Stock or the average weekly trading volume in Satilla's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements, and the availability of current public information about Satilla. Following the Expiration Date of this Offering, Satilla intends to file with the Commission periodic reports that provide the "current public information" required by Rule 144. A stockholder (or stockholders whose Shares are aggregated) who has not been an affiliate of Satilla for at least 90 days prior to a proposed sale transaction, and who has beneficially owned "restricted securities" for at least two years is entitled to sell such Shares under Rule 144 without regard to the value or other limitations described above.

     Following the completion of this Offering, there will be outstanding Organizer Warrants to purchase an aggregate of 100,000 Shares of Satilla's Common Stock at a price of $10.00 per Share. Each of the outstanding Organizer Warrants will become fully vested and exercisable after a period of three years from the date of this Prospectus. Upon the Organizers' exercise of their Organizer Warrant, the Organizers will receive Shares that will be subject to the Rule 144 resale limitations, as previously discussed.

     No market presently exists for Satilla's Common Stock, and Satilla does not believe that an active trading market will develop in the foreseeable future. There are no present plans for the Common Stock to be listed or qualified for trading on any national securities exchange or on Nasdaq, and there is currently no independent market maker in Satilla's Common Stock. As a result, no prediction can be made as to the market price of the Common Stock prevailing from time to time following this Offering. Sales of substantial amounts of such Shares, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair Satilla's future ability to raise capital through an offering of equity securities.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     The following is a summary of certain terms of Satilla's capital stock and is subject to and qualified in its entirety by reference to certain statutes regulating the rights of holders of Satilla's capital stock and to Satilla's Articles of Incorporation and Bylaws, which are filed with the Commission as exhibits to the registration statement of which this Prospectus is part.

COMMON STOCK

     General. Satilla is authorized by its Articles of Incorporation to issue up to 2,000,000 Shares of Common Stock, $.01 par value per share. As of the date of this Prospectus, there were 1,300 shares of Common Stock issued and outstanding, held by the twelve Organizers. The transfer agent and registrar for the Common Stock is __________.

     Voting Rights. The holders of Satilla's Common Stock are entitled to one vote per Share and are not entitled to cumulative voting rights in the election of directors. As a result, the holders of more than 50% of the Shares of the Common Stock voting in the election of directors (subject to the voting rights of any Preferred Stock (as defined below) then outstanding) can elect all of the directors then standing for election if they choose to do so and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors would not be able to elect any person or persons to Satilla's Board of Directors.

     Dividend Rights. Subject to any preferences of any Preferred Stock then outstanding, each Share of Satilla Common Stock is entitled to participate equally in dividends as and when declared by Satilla's Board of Directors out of funds legally available therefor. Generally, cash dividends may not render Satilla insolvent, and cash dividends of Satilla may be restricted by certain federal and state laws regulating banks and bank holding companies.

     Preemptive Rights. The holders of Satilla's Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional Shares of Common Stock or any other securities that may from time to time be issued by Satilla.

     Assessment and Redemption. All outstanding Shares of Common Stock issued in this Offering will be fully paid and nonassessable. There is no provision for redemption or conversion of Satilla's Common Stock.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of Satilla, whether voluntary or involuntary, the holders of Satilla's Common Stock (and the holders of any class or series of stock entitled to participate with Satilla's Common Stock in the distribution of assets) will be entitled to share ratably in any of the net assets or funds which are available for distribution to shareholders, after the satisfaction of all liabilities, or after adequate provision is made therefor and after distribution to holders of any class of stock having preference over Satilla's Common Stock in the case of liquidation.

PREFERRED STOCK

     General. Satilla's Articles of Incorporation authorize the Board of Directors, without further shareholder action, to issue from time to time, a maximum of 500,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), in one or more series, upon such terms, at such times and for such consideration as Satilla's Board of Directors may determine. Each such series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are established by Satilla's Board of Directors. Satilla had not issued, and had no plans to issue, any shares of its Preferred Stock as of the date of this Prospectus. Any shares of Preferred Stock issued in the future may have priority over previously issued shares of Common Stock as to payment of dividends and upon liquidation.

ORGANIZER WARRANTS

     General. In addition to the Common Stock, Satilla is also offering, to the Organizers only, Organizer Warrants to purchase an aggregate of 100,000 Shares of Satilla's Common Stock. The Organizer Warrants are being offered to the Organizers in consideration of their work in organizing Satilla and the Bank and their capital investment therein. The number of Shares to be the subject of each Organizer Warrant will be determined on a pro rata basis, based upon the number of Shares purchased by such Organizer in this Offering.

     Vesting and Exercise Rights. The Organizers' rights under the Organizer Warrants will become fully vested upon the later of the termination of this Offering or the opening of the Bank, and each Organizer Warrant will become fully exercisable three years after vesting.

     Termination; Transferability. Each Organizer Warrant will terminate on December 31, 2009. The Organizer Warrants are non-transferable, except, in the case of the death of the holder of the Organizer Warrant, by will or under the laws of descent and distribution. Holders of Warrants have no voting or other rights as shareholders of Satilla's Common Stock.

     Directed Exercise, Call or Forfeiture by Regulatory Agencies. In the event that any of the Georgia Department, the FDIC or the Federal Reserve determine that Satilla and/or the Bank are inadequately capitalized in light of regulatory guidelines, the regulatory agency making such determination may direct the exercise, call or complete forfeiture of the Organizers' rights under their respective Organizer Warrants.


                                  LEGAL MATTERS

     The legality of the Shares of Common Stock to be issued in this Offering has been passed upon by Alston & Bird LLP, Atlanta, Georgia.


                                     EXPERTS

     The consolidated financial statements of Satilla as of and for the period from July 1, 1998 through December 31, 1998 have been included herein and in the registration statement of which this Prospectus is part in reliance upon the report of Thigpen, Jones, Seaton & Co., P.C., Dublin, Georgia, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.


                                 INDEMNIFICATION

     The Georgia Business Corporation Code (the "GBCC") permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party by reason of his action in such capacity for, or at the request of, such corporation. To the extent that such person is successful in defending any such suit, Georgia law provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Satilla's Articles of Incorporation and Bylaws provide for the indemnification of Satilla's directors, officers, employees and agents in accordance with the GBCC. Georgia law also provides that, with certain exceptions, the above rights will not be deemed exclusive of other rights of indemnification contained in any Article of Incorporation, Bylaw, resolution or agreement approved by the holders of a majority of the stock. Satilla's Bylaws provide that Satilla may purchase and maintain insurance on behalf of directors, officers, employees and agents, as well as others serving at their request, against any liabilities asserted against such persons whether or not Satilla would have the power to indemnify such persons against such liability under the GBCC. Satilla intends to purchase and maintain such insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of Satilla pursuant to the foregoing provisions, or otherwise, Satilla has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                             ADDITIONAL INFORMATION

     Satilla has filed with the Commission through its Electronic Data Gathering and Retrieval System ("EDGAR") a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the offer and sale of Common Stock pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents. Reference is made to each such exhibit for a more complete description of the matters involved. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The public may obtain additional information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Registration Statement and other information filed by Satilla with the Commission via EDGAR are also available at the web site maintained by the Commission on the World Wide Web at http://www.sec.gov.

     Satilla has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon the later of the filing of a registration statement on Form 8-A with respect to Satilla's Common Stock and the effective date of this Registration Statement, however, Satilla and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restriction on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Accordingly, Satilla intends to furnish its stockholders with annual reports containing financial statements audited by its independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----

Independent Auditors' Reports ..............................          F-2

Balance Sheet as of December 31, 1998 ......................          F-3

Statement of Income for the period from July 1, 1998 through
  December 31, 1998 ........................................          F-4

Statement of Stockholders' Equity for the period from
  July 1, 1998 through December 31, 1998 ...................          F-5

Statement of Cash Flows for the period from July 1, 1998
  through December 31, 1998 ................................          F-6

Notes to Financial Statements ..............................          F-7

                          INDEPENDENT AUDITORS' REPORT



Organizers
Satilla Financial Services, Inc.

      We have audited the accompanying balance sheet of Satilla Financial Services, Inc. as of December 31, 1998, and the related statements of income, changes in shareholders' equity and cash flows for the period of July 1, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Satilla Financial Services, Inc. at December 31, 1998, and the results of its operations and its cash flows for the period of July 1, 1998 to December 31, 1998, in conformity with generally accepted accounting principles.



                                            /s/ THIGPEN, JONES, SEATON & CO., PC



February 26, 1999
Dublin, Georgia

SATILLA FINANCIAL SERVICES, INC.
BALANCE SHEET

                                                                             As of
                                                                          December 31,
                                                                             1998
                                                                          -----------
Assets

    Cash and cash equivalents                                              $ 13,430

    Other assets                                                             15,000
                                                                           --------

      Total Assets                                                         $ 28,430
                                                                           ========

Liabilities and Shareholders' Equity

  Current liabilities:

    Short-term note payable                                                $ 70,000

    Other liabilities                                                         5,000
                                                                           --------

         Total current liabilities                                           75,000
                                                                           --------

  Commitments and Contingencies

  Shareholders' Equity
    Common stock, $.01 par value, authorized 2,000,000 shares, issued
      and outstanding 1,300 shares                                               13
    Additional paid-in capital                                               12,987
    Deficit accumulated during development stage                            (59,570)
                                                                           --------

      Total shareholders' equity                                            (46,570)
                                                                           --------

        Total Liabilities and Shareholders' Equity                         $ 28,430
                                                                           ========


                 See Accompanying Notes to Financial Statements

SATILLA FINANCIAL SERVICES, INC.
STATEMENT OF INCOME

                                     Period of
                                   July 1, 1998
                               to December 31, 1998
                               --------------------

Revenues                             $      -
                                     --------

Less Expense:
  Application fees                     12,000
  Professional fees                    43,201
  Building and site plans               1,903
  Dues and subscriptions                  546
  Postage                                  36
  Travel and entertainment              1,884
                                     --------

Total Expenses                         59,570
                                     --------

  Net Loss                           $(59,570)
  Beginning Accumulated Deficit            --
                                     --------

  Ending Accumulated Deficit         $(59,570)
                                     ========


                 See Accompanying Notes to Financial Statements

SATILLA FINANCIAL SERVICES, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                     Deficit
                                                                 Additional        accumulated
                                                Common             Paid-in           during
                                                Stock              Capital       development stage        Total
                                               --------          ----------      ------------------      --------
Balance, December 31, 1997                     $     --            $    --           $     --            $     --
                                                                                                         --------
Comprehensive income:
  Net loss                                           --                 --            (59,570)            (59,570)
                                                                                                         --------
          Total comprehensive income                                                                      (59,570)
                                                                                                         --------
  Initial issuance of stock                          13             12,987                 --              13,000
                                               --------            -------           --------            --------

Balance, December 31, 1998                     $     13            $12,987           $(59,570)           $(46,570)
                                               ========            =======           ========            ========


                 See Accompanying Notes to Financial Statements

SATILLA FINANCIAL SERVICES, INC.
STATEMENT OF CASH FLOWS

                                                             Period of
                                                           July 1, 1998
                                                       to December 31, 1998
                                                       --------------------

Cash Flows from Operating Activities:

  Net loss                                                   $(59,570)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Increase in other liabilities                              5,000
                                                             --------
       Net cash used in operating activities                  (54,570)
                                                             --------

Cash Flows from Investing Activities:
  Land options                                                (15,000)
  Issuance of common stock                                     13,000
                                                             --------

       Net cash used in investing activities                   (2,000)
                                                             --------

Cash Flows from Financing Activities-
  Proceeds from issuance of debt                               70,000
                                                             --------

Net Increase in  Cash and Cash Equivalents                     13,430

Cash and Cash Equivalents, Beginning of Year                       --
                                                             --------
Cash and Cash Equivalents, End of Year                       $ 13,430
                                                             ========


                 See Accompanying Notes to Financial Statements

SATILLA FINANCIAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
PERIOD OF JULY 1, 1998 TO DECEMBER 31, 1998

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         1. REPORTING ENTITY - The Satilla Financial Services Inc. is a development stage enterprise which began with a group of thirteen organizers in July 1998, and plans to charter a State Bank in St. Marys and Nahunta, Georgia called the Satilla Community Bank. The Company is pending approval from the State Department of Banking and Finance and the Federal Deposit Insurance Corporation. The Satilla Financial Services, Inc. will own 100% of the shares of the proposed state chartered bank.

                  The reporting period for the statements of income and cash flow is from July 1, 1998, when the first activity occurred, to December 31, 1998.

         2. CASH AND CASH EQUIVALENTS - For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. This includes money market deposit accounts and short-term certificates of deposit.

         3. MANAGEMENT ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1998 revenues and expenses during the reporting period. Actual results could differ from those estimates.

         4. ADVERTISING COSTS - The Company has incurred no advertising costs.

B.       SHORT-TERM BORROWINGS

                                                   1998
                                                  -------
                           The Bankers Bank       $70,000
                                                  =======

         These borrowings are against a line of credit that has been established with The Bankers Bank for a total of $350,000 with interest at the prime rate as established by The Bankers Bank. The current rate is 7.75% with interest payable at maturity. Principal and accrued interest will be due at maturity on September 30, 1999.

C.       RELATED PARTY TRANSACTIONS

         The note payable at The Bankers Bank is fully guaranteed by the thirteen organizers. There is no additional collateral for this loan.

         The Company has contracted with Bennett Consulting for bank charter application preparation and other matters related to organization. One of the organizers owns this firm.

         Two option agreements have been executed regarding the purchase of land for the bank sites of which three organizers are related to these options. See Note D for further information on these transactions.

D.       COMMITMENTS AND CONTINGENCIES

         Satilla Financial Services, Inc. has entered an option agreement with five individuals to acquire a site for the Bank in St. Marys, Georgia. Two of these individuals, Cecily Hill and Shelia Meadows, are organizers of the bank. The Company has also entered into an option agreement with Marshall A. Ham to acquire a site for the Nahunta branch site. Mr. Ham is also an organizer of the bank. Both of these options expire at 12:00 noon on June 30, 1999. The exercise of these options would commit the Company to the purchase of the two sites at $160,000 and $230,000, respectively.

E.       DISCLOSURES RELATING TO STATEMENT OF CASH FLOWS

         CASH FLOWS RELATING TO INTEREST AND INCOME TAXES - Cash paid during the period for interest and income taxes was as follows:

                                                         Period of
                                                       July 1, 1998
                                                   to December 31, 1998
                                                   --------------------
              Interest (net of amount capitalized)       $       -
                                                         =========

              Income Taxes                               $       -
                                                         =========



F.       YEAR 2000 COMPLIANCE ISSUES

         The Company is in the process of evaluating the potential effects of the Year 2000 problem on its operating and environmental systems when purchasing new equipment. This potential problem exists due to many older computers having been programmed to recognize only the last two digits of a year i.e., "98" is for the year 1998. Accordingly, with the new millennium approaching, these computers will potentially recognize the year 2000 - "00" as the year 1900, or just not be able to comprehend the date, thus, potentially effecting the accuracy of, or ability to, process any date sensitive functions.

         The Company will adopt a plan for bringing their systems into compliance so that the potential problems should not occur at start-up.

G.       CAPITAL STRUCTURE

         The Company's prospectus authorizes warrants to organizers exercisable for the purchase of up to 100,000 common shares. The Company is also authorized under its organizing documents to issue 500,000 shares of preferred stock.

================================================================================

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SATILLA. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SATILLA SINCE THE DATE HEREOF.

                         -------------------------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary......................................................... 4
Risk Factors............................................................... 6
Satilla Financial Services................................................. 9
Proposed Market............................................................10
Proposed Business..........................................................11
Plan of Operation..........................................................14
This Offering..............................................................16
Plan of Distribution.......................................................19
Market Information and Dividends...........................................19
Use of Proceeds............................................................19
Capitalization.............................................................20
Supervision and Regulation.................................................21
Management.................................................................29
Principal Shareholders.....................................................32
The Board of Directors.....................................................35
Executive Compensation.....................................................35
Certain Transactions.......................................................38
Shares Eligible for Future Sale............................................40
Description of The Company's Capital Stock.................................41
Legal Matters..............................................................42
Experts ...................................................................42
Indemnification............................................................42
Additional Information.....................................................43
Index to Consolidated Financial Statements................................. F-1

                         -------------------------------


    UNTIL , 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDER-WRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     [LOGO]


                                SATILLA FINANCIAL
                                 SERVICES, INC.


                                  COMMON STOCK

                        MINIMUM OFFERING - 450,000 SHARES

                        MAXIMUM OFFERING - 550,000 SHARES


                               ORGANIZER WARRANTS

                       TO PURCHASE UP TO 100,000 SHARES OF
                                  COMMON STOCK



                             -----------------------

                                   PROSPECTUS

                             -----------------------



                                APRIL __, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation of Satilla Financial Services, Inc. ("Satilla" or the "Registrant") eliminate, subject to certain limited exceptions, the personal liability of a director to Satilla or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of Satilla; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under
Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director of Satilla shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of Satilla or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     Satilla's Bylaws contain certain provisions which provide indemnification to directors of Satilla that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the GBCC. To the extent that a director or officer of Satilla has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of Satilla, Sections 14-2-852 and 14-2-857 of the GBCC would require Satilla to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The GBCC expressly allows Satilla to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     The indemnification provisions in Satilla's Bylaws require Satilla to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of Satilla) because he or she is or was a director of Satilla, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the Board of Directors, the shareholders or otherwise. The Board of Directors of Satilla also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have Satilla advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to officers and directors of Satilla pursuant to the foregoing provisions, Satilla has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of Satilla as to which indemnification is being sought, nor is Satilla aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent. Satilla intends to maintain policies of directors' and officers' liability insurance.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby. All amounts except the Commission registration fee are estimated.

Commission registration fee ..................         $  1,807
Accounting fees and expenses .................           10,000
Legal fees and expenses.......................           50,000
Printing and engraving expenses...............           15,000
Blue sky fees and expenses....................           10,000
Transfer agent and registrar fees and expenses            5,000
Miscellaneous.................................            8,193
                                                       --------
          Total ..............................         $100,000
                                                       ========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Satilla is a newly formed corporation and has not prior to the date of this Prospectus sold any of its securities.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed as a part of this Registration Statement:

 EXHIBIT NUMBER                    DESCRIPTION
 --------------                    -----------
      3.1        Articles of Incorporation of Satilla.
      3.2        Bylaws of Satilla.
      4.1        Specimen Stock Certificate of Satilla's Common Stock, par value $.01 per share.
      4.2        Form of Organizer Warrant.
      5.1        Opinion of Alston & Bird LLP.
      10.1       Satilla's 1999 Long-Term Incentive Plan.
      10.2       Loan Agreement, dated as of September 30, 1998, by and between Satilla, as Borrower, The Bankers Bank, as Lender, and Satilla's organizers (the "Organizers"), as Guarantors.
      10.3       Escrow Agreement, dated as of March 31, 1999, by and between Satilla and The Bankers Bank, as Escrow Agent.
      10.4       Option Agreement, dated as of October 21, 1998, by and between Cecily Hill, Sheila Meadows, Melodie Page, Elese
                 Stover, and Jennifer Wright, as Optionors, and Satilla Community Bank (the "Bank") and/or Satilla, as Optionee,
                 relating to the purchase of the site for the Bank's Camden County office.
      10.5       Option Agreement, dated as of October 21, 1998, by and between M. Anthony Ham, as Optionor, and the Bank and/or
                 Satilla relating to the purchase of the site for the Bank's Brantley County office.
      23.1       Consent of Alston & Bird LLP (Included in Exhibit 5).

     Exhibit
     Number                                    Description
     -------     -----------------------------------------------------------------------
      23.2       Consent of Thigpen, Jones, Seaton & Co., P.C.
      24.1       Power of Attorney (included in Part II of this Registration Statement).
      27.1       Financial Data Schedule (for SEC use only).
      99.1       Form of Subscription Agreement.


ITEM 28.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) Reflect in the prospectus any facts or events
                  which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing; any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) Include any additional or changed material
                  information on the plan of distribution.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby undertakes that:

                  (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule

         430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Marys, State of Georgia, as of April 5, 1999.

                                    SATILLA FINANCIAL SERVICES, INC.

                                    By:  /s/  Rodney E. Bennett
                                       ----------------------------------------
                                       Name:  Rodney E. Bennett
                                       Title: President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Knox, Sr., Rodney E. Bennett and Curtis
J. Tumlin, II, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of April 5, 1999.


                         SIGNATURE                                               TITLE
                         ---------                                               -----
                /s/  Rodney E. Bennett                             President, Chief Executive Officer
--------------------------------------------------------           and Director
                     Rodney E. Bennett                             (Principal Executive Officer)


                /s/  David L. Knox, Sr.                            Chairman of the Board of Directors
--------------------------------------------------------
                     David L. Knox, Sr.


                /s/  M. Anthony Ham                                Vice President and Director
--------------------------------------------------------           (Principal Accounting Officer)
                     M. Anthony Ham


                /s/  Curtis J. Tumlin, II                          Secretary, Treasurer and Director
--------------------------------------------------------           (Principal Accounting Officer)
                     Curtis J. Tumlin, II


                /s/  Robert T. Baird                               Director
--------------------------------------------------------
                     Robert T. Baird


               /s/  Walter A. Bennett                             Director
--------------------------------------------------------
                    Walter A. Bennett


               /s/  Richard L. Brandon                             Director
--------------------------------------------------------
                    Richard L. Brandon


               /s/  Cecily A. Hill                                 Director
--------------------------------------------------------
                    Cecily A. Hill


               /s/  Wayne E. Knox                                  Director
--------------------------------------------------------
                    Wayne E. Knox


               /s/  Sheila A. Meadows                              Director
--------------------------------------------------------
                    Sheila A. Meadows


               /s/  Bill F. Raulerson                              Director
--------------------------------------------------------
                    Bill F. Raulerson


              /s/   Steve E. Rawl                                  Director
--------------------------------------------------------
                    Steve E. Rawl

                                  EXHIBIT INDEX

 EXHIBIT NUMBER                    DESCRIPTION
 --------------                    -----------
      3.1        Articles of Incorporation of Satilla.
      3.2        Bylaws of Satilla.
      4.1        Specimen Stock Certificate of Satilla's Common Stock, par value $.01 per share.
      4.2        Form of Organizer Warrant.
      5.1        Opinion of Alston & Bird LLP.
      10.1       Satilla's 1999 Long-Term Incentive Plan.
      10.2       Loan Agreement, dated as of September 30, 1998, by and between Satilla, as Borrower, The Bankers Bank, as Lender, and Satilla's organizers (the "Organizers"), as Guarantors.
      10.3       Escrow Agreement, dated as of March 31, 1999 by and between Satilla and The Bankers Bank, as Escrow Agent.
      10.4       Option Agreement, dated as of October 21, 1998, by and between Cecily Hill, Sheila Meadows,
                 Melodie Page, Elese Stover, and Jennifer Wright, as Optionors, and Satilla Community Bank (the "Bank") and/or
                 Satilla, as Optionee, relating to the purchase of the site for the Bank's Camden County office.
      10.5       Option Agreement, dated as of October 21, 1998, by and between M. Anthony Ham, as Optionor, and the Bank and/or Satilla relating to the purchase of the site for the Bank's Brantley County office.
      23.1       Consent of Alston & Bird LLP (Included in Exhibit 5).
      23.2       Consent of Thigpen, Jones, Seaton & Co., P.C.
      24.1       Power of Attorney (included in Part II of this Registration Statement).
      27.1       Financial Data Schedule (for SEC use only).
      99.1       Form of Subscription Agreement.